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EXHIBIT 3.1 B

                            CERTIFICATE OF AMENDMENT
                                       OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           TRANSMONTAIGNE OIL COMPANY


TransMontaigne Oil Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation")

DOES HEREBY CERTIFY THAT:

FIRST: That pursuant to unanimous written consent dated June 3, 1998 of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and further declaring that said amendment be presented to the stockholders of the Corporation at the next Annual Meeting of Stockholders for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Restated Certificate of Incorporation of the Corporation be amended by changing Article II thereof so that, as amended, said Article shall be and read as follows:

             "The name of the Corporation is TransMontaigne Inc."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, at the Annual Meeting of Stockholders of the Corporation, duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:   That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of the Corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, TransMontaigne Oil Company has caused this Certificate to be executed by Erik B. Carlson, its authorized officer, on this 26th day of August, 1998.



                              /s/ Erik B. Carlson
                              ------------------------------------------
                              Erik B. Carlson, Senior Vice President and
                              Corporate Secretary